                                  EXHIBIT 2.1

ARIAD PHARMACEUTICALS, INC. HAS OMITTED FROM THIS EXHIBIT 2.1 PORTIONS OF THE AGREEMENT FOR WHICH ARIAD PHARMACEUTICALS, INC. HAS REQUESTED CONFIDENTIAL TREATMENT FROM THE SECURITIES AND EXCHANGE COMMISSION. THE PORTIONS OF THE AGREEMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED WITH BRACKETS AND AN ASTERISK AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                             RESTRUCTURING AGREEMENT
                    (THE HOECHST-ARIAD GENOMICS CENTER, LLC)

     THIS RESTRUCTURING AGREEMENT (this "Agreement") is entered into as of this 31st day of December, 1999, by and among AVENTIS PHARMACEUTICALS INC., a Delaware corporation (formerly known as Hoechst Marion Roussel, Inc.) ("HMRI"), THE HOECHST-ARIAD GENOMICS CENTER, a Delaware limited liability company (the "HAGC"), and ARIAD PHARMACEUTICALS, INC., a Delaware corporation ("ARIAD").

                              W I T N E S S E T H:

     WHEREAS, HMRI and ARIAD entered into that certain Joint Venture Master Agreement dated as of March 4, 1997 (the "JV Master Agreement"), which provided for, among other things, the formation of the HAGC;

     WHEREAS, in furtherance of the formation and operation of the HAGC, the parties entered into the following agreements: the Operating Agreement; the Stock Purchase, Standstill and Registration Rights Agreement; the Administrative Services Agreement; the Scientific Research Services Agreement; the ARIAD License Agreement; the HMRI License Agreement; the Cross License Agreement; and the Product Rights Agreement;

     WHEREAS, the parties have determined that it is in their respective best interests to restructure the transactions related to the formation and operation of the HAGC; and

     WHEREAS, on even date herewith, ARIAD and Hoechst Marion Roussel (France), a stock company formed under the laws of France ("HMR S.A."), have simultaneously herewith entered into that certain Src Restructuring Agreement (the "Src Restructuring Agreement") which provides for, among other things, the termination of the collaborative research program between ARIAD and HMR S.A. as set forth in the Collaborative Research and License Agreement between HMR S.A., as successor to Roussel Uclaf S.A., and ARIAD, dated as of November 6, 1995 (the "RU Agreement").

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Unless otherwise provided in this Agreement, all capitalized terms used herein shall have the meanings set forth in APPENDIX I.


                                   ARTICLE II
                            ASSETS AND CONSIDERATION

     2.1 ARIAD ASSETS. For the consideration set forth in Section 2.2, at the Closing, ARIAD shall, to the extent set forth in this Section 2.1, sell, assign, transfer and/or deliver to HMRI the following assets (collectively, the "ARIAD Assets"):

          (a) ARIAD'S OWNERSHIP INTEREST IN THE HAGC. ARIAD shall execute and deliver the Assignment of Membership Interest in the form attached hereto as EXHIBIT A (the "Membership Interest Assignment"), pursuant to which ARIAD shall sell, assign and transfer to HMRI, free and clear of all liens and encumbrances, all of ARIAD's right, title and interest in and to ARIAD's membership interest in the HAGC (the "ARIAD Membership Interest"). In addition, ARIAD shall deliver to HMRI any other instruments and documents of conveyance and transfer, in form reasonably satisfactory to HMRI, as shall be necessary and effective to transfer and assign to, and vest in, HMRI all of ARIAD's right, title and interest in and to the ARIAD Membership Interest (including a release of any security interest covering the ARIAD Membership Interest and UCC-3 termination statements in connection with the release of liens against the ARIAD Membership Interest).

          (b)  PERSONAL PROPERTY.

               (i) HMRI and ARIAD shall each execute the Bill of Sale and Undertaking in the form attached hereto as EXHIBIT B (the "Bill of Sale and Undertaking"), pursuant to which ARIAD shall sell to HMRI, and HMRI shall purchase from ARIAD, free and clear of all liens and encumbrances, all of the books and records, laboratory equipment, computers (hardware and software), furniture, office supplies, fixtures and other office equipment used by the HAGC and owned by ARIAD as of the Closing Date listed on SCHEDULE 2.1(b)(i) (as such schedule may be updated pursuant to Section 8.12) (collectively, the "ARIAD Owned HAGC Equipment"). The ARIAD Owned HAGC Equipment shall be transferred to HMRI on an "as is" basis. In addition, ARIAD shall deliver to HMRI any other instruments and documents of conveyance and transfer, in form reasonably satisfactory to HMRI, as shall be necessary and effective to transfer and assign to, and vest in, HMRI all of ARIAD's right, title and interest in and to the ARIAD Owned HAGC Equipment (including releases of any security interest covering such property and UCC-3 termination statements in connection with the release of liens against the ARIAD Owned HAGC Equipment).

               (ii) At the Closing, ARIAD shall cause ARIAD Corporation to deliver to HMRI possession of all equipment ("ARIAD Leased HAGC Equipment") currently leased by

ARIAD Corporation for the benefit of the HAGC pursuant to that Amended and Restated Master Lease Agreement (the "Current Transamerica Lease") by and between ARIAD Corporation and Transamerica Business Credit Corporation ("Transamerica") dated as of July 10, 1998. From the Closing Date until the close of business on December 31, 1999, ARIAD shall cause ARIAD Corporation to provide all of the ARIAD Leased HAGC Equipment to the HAGC and HMRI pursuant to the terms of the Scientific Research Services Agreement and Administrative Services Agreement. At the Closing, HMRI shall, and ARIAD shall cause ARIAD Corporation to, execute and deliver the Assumption Agreement by and among HMRI, ARIAD Corporation and Transamerica in the form attached hereto as EXHIBIT C-1 and agreed to by Transamerica (the "Transamerica Assumption Agreement"), pursuant to which ARIAD Corporation shall sell, assign, transfer and deliver unto HMRI all of its right, title and interest in, and HMRI shall assume ARIAD Corporation's obligations accruing as of January 1, 2000 with respect to, the ARIAD Leased HAGC Equipment. All ARIAD Leased HAGC Equipment is listed on
SCHEDULE 2.1(b)(ii).

                  (iii) HMRI and ARIAD shall each execute the Assignment and Assumption Agreement in the form attached hereto as EXHIBIT C-2 (the "Assignment and Assumption Agreement"), pursuant to which ARIAD shall assign its interest, and HMRI shall assume ARIAD's obligations accrued as of the Closing Date, in (A) licenses for software used by the HAGC and licensed by ARIAD as of the Closing Date and (B) other assets paid for or otherwise beneficially owned by the HAGC, but for which the HAGC does not have title (collectively, the "Assigned HAGC Agreements"). The Assigned HAGC Agreements are listed on SCHEDULE 2.1(b)(iii) (as such schedule may be updated pursuant to Section 8.12).

      (c)   HAGC INTELLECTUAL PROPERTY.

            (i) Subject to the licenses granted pursuant to Article VI, the ARIAD Membership Interest sold, assigned and transferred by ARIAD to HMRI at the Closing shall include, free and clear of all liens and encumbrances, all right, title and interest granted to ARIAD in and to targets, products, technology, know-how or other intellectual property (collectively, the "HAGC Intellectual Property") under all agreements to which ARIAD is a party as of the Closing with one or more of the HAGC, HMRI or current or former ARIAD employees (each such agreement, an "Agreement for New Employees") (in the case of such ARIAD employees only, specifically limited to HAGC Intellectual Property in existence as of the Closing and made by such ARIAD employees while providing services to the HAGC under the Scientific Research Services Agreement) and/or third parties, in each case insofar as, and to the extent that, such agreements relate to the HAGC, all of which agreements are listed on SCHEDULE 2.1(c)(i) (collectively, the "ARIAD/HAGC Agreements"). In addition, ARIAD shall deliver to HMRI any other instruments and documents of conveyance and transfer, in form reasonably satisfactory to HMRI, as shall be necessary and effective to transfer and assign to, and vest in, HMRI all of ARIAD's right, title and interest in and to the HAGC Intellectual Property (including releases of any security interest covering such property and UCC-3 termination statements in connection with the release of liens against the HAGC Intellectual Property). ARIAD represents and warrants that (A) SCHEDULE 2.1(c)(i) contains a true and complete list of ARIAD/HAGC Agreements and (B) all current and former ARIAD employees who provided services to the HAGC under the Scientific Research Services Agreement have executed an Agreement for New Employees in the form previously provided to HMRI.

            (ii) For avoidance of doubt, the HAGC Intellectual Property transferred by ARIAD to HMRI pursuant to this Section 2.1(c): (i) specifically includes


                       [*]

                            .  For purposes of this Agreement, (i) the term


                                        (ii) the term

                       [*]
                                                and (iii) the term



                       [*]


                                                                  shall not be
treated as [*] for purposes of this Agreement or any of the ancillary agreements contemplated hereby and shall [*]. ARIAD represents and warrants that there is no [*].

            (d) RIGHTS TO FUTURE PAYMENTS. The purchase by HMRI of the ARIAD Membership Interest shall include any and all rights of ARIAD to receive, after the Closing, upfront payments, milestone fees, royalties or other payments under any of the ARIAD/HAGC Agreements or the Joint Venture Agreements.

            (e) OTHER. ARIAD shall: (A) transfer to HMRI (i) pursuant to the Metagenome Agreement, certain agreements and intellectual property related to the Metagenome Program, and (ii) pursuant to the Sublease (as hereinafter defined), certain rights of ARIAD to the premises which are the subject of the Sublease; and (B) terminate certain ARIAD/HAGC Agreements as set forth in
Article V.

      2.2 HMRI CONSIDERATION. As full payment for the ARIAD Assets, at the Closing, HMRI shall pay or deliver to ARIAD the consideration set forth below:

            (a) CASH CONSIDERATION. The total cash consideration to be paid by HMRI to ARIAD for the transactions contemplated by this Agreement shall be Forty Million Dollars ($40,000,000) (the "Cash Consideration") which shall consist of:
(i) Five Million Dollars ($5,000,000) (the "Advance") paid by HMRI to ARIAD upon the signing of the letter of intent between HMRI and ARIAD dated as of October 12, 1999, as amended as of November 30, 1999

(as amended, the "Letter of Intent"), and (ii) Thirty Five Million Dollars ($35,000,000) (the "Closing Payment") to be paid at the Closing by wire transfer of immediately available funds in accordance with ARIAD's written wire instructions.

            (b) SERIES B PREFERRED STOCK. HMRI shall return to ARIAD one or more stock certificates representing all of the 3,004,436 shares of Series B Preferred Stock owned by HMRI as of the Closing Date (the "ARIAD Shares"), together with stock powers executed in blank.

            (c) SUPPLEMENTAL CAPITAL LOANS. All principal and interest due under any Supplemental Capital Loans made by HMRI to ARIAD shall be cancelled and forgiven and all promissory notes evidencing such Supplemental Capital Loans shall be cancelled and discharged.

            (d) ADVANCE; SECURITY INTEREST. Prior to the Closing, the Advance shall be secured by the ARIAD Membership Interest (the "Security Interest"). The Security Interest is subordinated only to a pre-existing first lien on ARIAD's assets (including the ARIAD Membership Interest) held by BankBoston, N.A. and is evidenced by a UCC-1 financing statement filed with the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of Cambridge, Massachusetts. ARIAD agrees that at any time, and from time to time, upon the written request of HMRI, it will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as HMRI may reasonably request in order to maintain the Security Interest. The Advance shall be immediately refundable by ARIAD to HMRI if a Change of Control or Acquisition occurs prior to the Closing; provided, however, that if the Advance is refunded by ARIAD to HMRI as a result of a Change of Control or Acquisition prior to the Closing, then the Security Interest in the ARIAD Membership Interest shall be released by HMRI at the time the Advance is refunded, and at the Closing HMRI shall pay to ARIAD the Forty Million Dollars ($40,000,000) in Cash Consideration for the ARIAD Assets. If no Change of Control or Acquisition of ARIAD has occurred as of the Closing, at the Closing, ARIAD shall retain the Advance as part of the Cash Consideration for the ARIAD Assets and the Security Interest in the ARIAD Membership Interest shall be released by HMRI.

            (e) CONVERSION OF ADVANCE. In the event that the Closing has not occurred prior to December 31, 1999, then, at HMRI's option, HMRI may convert the Advance into a loan due on May 31, 2000 (the "Loan") to be evidenced by a promissory note bearing interest at 8.5% per annum from October 12, 1999. The Loan will be subject to prepayment at any time without penalty and further subject to mandatory prepayment in the event that a Change of Control or Acquisition shall occur prior to the Closing or if this Agreement has been terminated pursuant to Section 12.1. So long as any principal or interest is outstanding under the Loan, the Security Interest shall continue to secure all amounts due under the Loan. At any time after converting the Advance into the Loan, HMRI may apply the amount of outstanding principal and interest under the Loan as prepayment of a corresponding portion of its obligation to purchase Series B Preferred Stock in accordance with the Stock Purchase, Standstill and Registration Rights Agreement, upon which election ARIAD will deliver shares of Series B Preferred Stock to HMRI. If the Loan remains outstanding and no Change of Control or Acquisition has occurred as of the Closing, at the Closing, the outstanding principal and interest due under the Loan shall be cancelled and forgiven as part of the Cash Consideration for the ARIAD Assets and the Security Interest in the ARIAD Membership Interest shall be released by HMRI.

            (f) ASSUMPTION OF OBLIGATIONS. As of the Closing, HMRI shall assume: (i) ARIAD's obligations pursuant to the Assigned HAGC Agreements as more fully described in Section 2.1(b)(iii) and as set forth in the Assignment and Assumption Agreement, (ii) pursuant to the Sublease, certain of ARIAD's obligations with respect to certain of the premises which are the subject of the Sublease, and (iii) pursuant to the Metagenome Agreement, certain of ARIAD's obligations with respect to the Metagenome Program.


                                   ARTICLE III
                                     CLOSING

      3.1 DATE, TIME AND PLACE. The Closing (the "Closing") of the transactions contemplated by this Agreement shall take place at a time and on a date to be specified by the parties as soon as practicable following satisfaction (or waiver) of the last to occur of the conditions set forth in
Article XI hereof, provided that the Agreement has not been terminated pursuant to Section 12.1 (the "Closing Date), at such place as the parties shall agree.

      3.2 CLOSING DELIVERIES. At the Closing, subject to the terms and conditions herein contained, the following shall occur:

            (a)   HMRI shall deliver to ARIAD the Closing Payment.

            (b)   HMRI shall deliver to ARIAD the ARIAD Shares.

            (c) HMRI shall deliver to ARIAD promissory notes evidencing the cancelled Supplemental Capital Loans.

            (d) ARIAD shall execute and deliver to HMRI the Membership Interest Assignment in the form attached hereto as EXHIBIT A.

            (e) The parties shall execute and deliver the Bill of Sale and Undertaking in the form attached hereto as EXHIBIT B.

            (f) HMRI shall execute and deliver, and ARIAD shall cause ARIAD Corporation to execute and deliver, the Transamerica Assumption Agreement in the form attached hereto as EXHIBIT C-1.

            (g) The parties shall execute and deliver the Assignment and Assumption Agreement in the form attached hereto as EXHIBIT C-2.

            (h) The parties shall execute and deliver the Transition Services Agreement (the "Transition Services Agreement") in the form attached hereto as EXHIBIT D.

            (i) The parties shall execute and deliver the Metagenome Assignment Agreement (the "Metagenome Agreement") in the form attached hereto as EXHIBIT E.

            (j) (i) ARIAD shall cause ARIAD Corporation to deliver to HMRI the Estoppel Letter (the "Estoppel Letter"), executed by Forest City Cambridge, Inc., in the form attached hereto as EXHIBIT F-1; (ii) HMRI shall, and ARIAD shall cause ARIAD Corporation to, execute and deliver the Consent to Sublease and the Sublease (together, the "Sublease") in the forms attached hereto as EXHIBIT F-2; and (iii) ARIAD shall cause ARIAD Corporation to terminate that certain Sublease entered into as of November 1, 1997, between ARIAD Corporation and HMRI (the "HMRI Office Sublease").

            (k) HMRI shall execute and deliver to Incyte Pharmaceuticals, Inc. ("Incyte") the letter (the "Incyte Installation Site Designation Letter") in the form attached hereto as EXHIBIT G.

            (l) ARIAD shall deliver to HMRI evidence of the release of any and all security interests covering the ARIAD Membership Interest and the ARIAD Owned HAGC Property.

            (m)   ARIAD shall deliver to HMRI all consents required pursuant to
Section 4.1(g).

            (n) ARIAD shall deliver to HMRI all releases of security interests, including UCC-3 termination statements, as contemplated by Sections 2.1(a) and 2.1(b)(i).

            (o) ARIAD and HMRI shall execute and deliver the closing certificates contemplated by Section 11.1(a) and 11.2(a), respectively.

            (p) Each party shall deliver all other documents, instruments and certificates as the other party may reasonably request.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

      4.1 REPRESENTATIONS AND WARRANTIES OF ARIAD. ARIAD represents and warrants to HMRI as follows:

            (a) ORGANIZATION. ARIAD is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware.

            (b) AUTHORIZATION. The execution, delivery and performance by ARIAD of this Agreement and the other agreements and transactions contemplated hereby have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders or (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter documents.

            (c) BINDING AGREEMENT. This Agreement and the other agreements contemplated hereby are legal, valid and binding obligations of ARIAD enforceable against it in accordance with their terms, except as rights to indemnification hereunder and thereunder may be limited by applicable law and except as the enforcement hereof and thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

            (d) NO INCONSISTENT OBLIGATIONS. ARIAD is not under any obligation to any person, or entity, contractual or otherwise, that is materially conflicting or materially inconsistent in any respect with the terms of this Agreement or the other agreements contemplated hereby or that would materially impede the diligent and complete fulfillment of its obligations.

            (e) ARIAD MEMBERSHIP INTEREST. The ARIAD Membership Interest constitutes one-half (1/2) of the outstanding membership interest in the HAGC, ARIAD is the sole beneficial owner of the ARIAD Membership Interest and, except as set forth on SCHEDULE 4.1(e), the ARIAD Membership Interest is free and clear of all liens and encumbrances.

            (f) HAGC AGREEMENTS. SCHEDULE 4.1(f) lists all written and, to the best knowledge of ARIAD, oral agreements entered into by members of the Management Committee of the HAGC designated to the Management Committee by ARIAD, or employees (including contract employees) of ARIAD providing services to the HAGC under the Administrative Services Agreement or Scientific Research Services Agreement on behalf of the HAGC (the "HAGC Agreements") since formation of the HAGC, true and correct copies of which have been delivered to HMRI.

            (g) CONSENTS. Except as set forth in SCHEDULE 4.1(g), no consent of any natural person, corporation, partnership, proprietorship, association, trust or other legal entity is required to be obtained by ARIAD to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, including without limitation, consents to the assignment of the ARIAD Leased HAGC Property, the execution and performance of the Sublease and the Metagenome Agreement, or pursuant to the HAGC Agreements.

            (h)   ASSIGNED HAGC AGREEMENTS. ARIAD represents and warrants that
(a) to the best of its knowledge, true and correct copies of each Assigned HAGC Agreement has been delivered to HMRI, (b) there have been no amendments to any Assigned HAGC Agreement, (c) each Assigned HAGC Agreement is in full force and effect in accordance with its terms, and (d) neither ARIAD nor, to the best of ARIAD's knowledge, the third party under any Assigned HAGC Agreement, is in default under the respective Assigned HAGC Agreement, and there exists no state of facts and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by either ARIAD or, to the best of ARIAD's knowledge, any third party under any Assigned HAGC Agreement.

            (i) EQUIPMENT. ARIAD represents and warrants that (A) all of the ARIAD Owned HAGC Equipment, (B) ARIAD Leased HAGC Equipment, (C) equipment subject to HAGC Agreements and (D) all books and records, laboratory equipment, computers (hardware and software), furniture, office supplies, fixtures and other office equipment owned by the HAGC (the "HAGC Owned Equipment") are, in each case, on an "as is" basis, usable in the ordinary course of the HAGC's business consistent with past practice and are located at the HAGC's principal place of business. ARIAD further represents and warrants that between the date hereof and the Closing Date it shall not sell or otherwise dispose of any ARIAD Owned HAGC Equipment, ARIAD Leased HAGC Equipment, equipment subject to HAGC Agreements or HAGC Owned Equipment, other than in the ordinary course of business.

            (j) LITIGATION. ARIAD represents and warrants that there is no action, suit, proceeding, investigation, or arbitration pending before any court, arbitration panel or other governmental or regulatory body or, to ARIAD's knowledge, threatened against the HAGC or relating to the ARIAD Assets. To the best of ARIAD's knowledge, ARIAD has not received any notice alleging infringement of the rights of any third party relating to ARIAD's use of ARIAD Background Technology and the other Technology listed on SCHEDULE 6.1(a)(ii).

            (k) OPERATION OF THE HAGC. ARIAD represents and warrants that it has conducted the operations of the HAGC pursuant to the Administrative Services Agreement and the Scientific Research Services Agreement and, to the best of ARIAD's knowledge, in material compliance with all applicable laws and regulations, and except as set forth in SCHEDULE 4.1(k), to the best of ARIAD's knowledge, the HAGC possesses all material approvals, consents, licenses, and permits required for the conduct of its business as now conducted.

            (l) DISCLOSURE. ARIAD represents and warrants that no representation or warranty of ARIAD contained in this Agreement or the other agreements contemplated hereby and no information contained in any schedule hereto or thereto contain or will contain any untrue statement of a material fact.

      4.2 REPRESENTATIONS AND WARRANTIES OF HMRI. HMRI represents and warrants to ARIAD as follows:

            (a) ORGANIZATION. HMRI is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware.

            (b) AUTHORIZATION. The execution, delivery and performance by HMRI of this Agreement and the other agreements and transactions contemplated hereby have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders or (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter documents.

            (c) BINDING AGREEMENT. This Agreement and the other agreements contemplated hereby are legal, valid and binding obligations of HMRI enforceable against it in accordance with their terms, except as rights to indemnification hereunder and thereunder may be limited by applicable law and except as the enforcement hereof and thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

            (d) NO INCONSISTENT OBLIGATIONS. HMRI is not under any obligation to any person, or entity, contractual or otherwise, that is materially conflicting or materially inconsistent in any respect with the terms of this Agreement or the other agreements contemplated hereby or that would materially impede the diligent and complete fulfillment of its obligations.


                                    ARTICLE V
                        TERMINATION OF CERTAIN AGREEMENTS

      5.1 TERMINATION OF CERTAIN AGREEMENTS AT CLOSING. As of the Closing, the following agreements shall be terminated in their entirety and the parties shall have no continuing rights or obligations thereunder: the Joint Venture Master Agreement (except Article 11 therein which shall survive); the Operating Agreement (except for Section 6.14 therein which shall survive, except that, with respect to the indemnification obligation pursuant to Section 6.14(a) therein, HMRI shall only be responsible for one-half (1/2) of such indemnification obligation); the HMRI Office Sublease; the Stock Purchase, Standstill and Registration Rights Agreement; the ARIAD License Agreement; the HMRI License Agreement; the Cross License Agreement; the Product Rights Agreement; the Scientific Research Services Agreement; Administrative Services Agreement; and the letter agreement dated as of December 2, 1999, among HMRI, ARIAD and ARIAD Corporation, with respect to interim facilities improvements.


                                   ARTICLE VI
                                    LICENSES

      6.1.  ARIAD LICENSES TO HMRI AND THE HAGC.

            (a) (i) Effective as of the Closing, ARIAD hereby grants to HMRI and the HAGC a [*] (except as set forth in Section 6.1(b)) license [*] which is listed on [*] attached hereto, as it exists as of the Closing, [*]. The [*] licensed pursuant to this Section 6.1(a)(i) is limited to the items specifically listed on [*]. ARIAD represents to HMRI and the HAGC that [*] and that [*] contains a true and complete list of all [*].

                  (ii) Effective as of the Closing, ARIAD hereby grants to HMRI and the HAGC [*] (except as set forth in Section 6.1(b)) sublicense [*] licensed to ARIAD which is listed on [*] attached hereto (limited by, and subject to, the applicable provisions of such license relating to the [*], to the extent sublicensable and as it exists as of the Closing, [*] sublicensed pursuant to this Section 6.1(a)(ii) is limited to the items specifically listed on [*].

            (b) If ARIAD becomes obligated to pay a third party any royalties or other payments with respect to a particular product being developed or sold by HMRI or the HAGC or their Affiliates as a result of granting any sublicense pursuant to Section 6.1(a)(ii), HMRI shall provide ARIAD with regular statements of net sales of such product(s) by HMRI or the HAGC or their Affiliates determined and reported by HMRI in accordance with the provisions of the applicable license agreement (which shall be provided in confidence by ARIAD to HMRI for this purpose) and shall reimburse ARIAD for the amount of such royalties or other payments due under the applicable license agreement within thirty (30) days of the receipt of an invoice therefor, which invoice shall contain a calculation of the amount due in reasonable detail. HMRI shall not be obligated to pay any license fees, annual maintenance fees, subscription fees, minimum royalties or the like, except for those based on or resulting from (i) the granting of the sublicense, or (ii) the development, manufacture or sale of products by HMRI or the HAGC or their Affiliates.

            (c) In the event any license or rights granted to ARIAD, under which a sublicense or right is granted hereby to HMRI, is due to expire, ARIAD shall give written notice of such potential expiration to HMRI at least sixty
(60) days prior to the date of expiration, which notice shall specify whether ARIAD intents to extend the license or rights and the terms of any proposed extensions. If ARIAD advises HMRI that it does not intend to extend the license or rights, HMRI may request that ARIAD extend the license or rights and ARIAD will consider such extension in good faith, or HMRI may seek to obtain a license or right to the Technology covered by such license or right directly from the licensor thereof.

            (d) Except as expressly set forth in Section 6.1(a), no other licenses are granted by ARIAD to HMRI or the HAGC or their Affiliates under this Agreement or any of the ancillary agreements contemplated hereby.

            (e) After the Closing and in furtherance of the licenses granted in Section 6.1(a), upon request by HMRI, ARIAD shall: (i) to the extent not already disclosed to HMRI or the HAGC prior to the Closing, within a reasonable time after the Closing, make available to HMRI and the HAGC [*] through such reasonable written and oral disclosures and such reasonable on site training as HMRI or the HAGC may request; and (ii) provide HMRI or the HAGC with copies of manuals, standard operating procedures, process descriptions and the like, if any, as ARIAD employs in its own utilization of [*].

      6.2. HMRI AND HAGC LICENSE TO ARIAD. HMRI and the HAGC hereby grant to ARIAD a [*] (except as permitted by this Section 6.2) license [*]


attached hereto (collectively, the "[*]"), as they exist as of the Closing,

                                       [*]

, all of which are owned and controlled [*] and in existence as of the Closing. Notwithstanding anything herein to the contrary,

                                       [*]

 .  For purposes of this Section 6.2, a

                                       [*]







                                   ARTICLE VII
                                   ACCOUNTING

      7.1 ADMINISTRATIVE SERVICES AGREEMENT. At the Closing, ARIAD shall cause to be delivered in writing a good faith estimate of the Reimbursable Costs (as such term is defined in the Administrative Services Agreement) incurred by ARIAD in providing Administrative Services (as such term is defined in the Administrative Services Agreement) to the HAGC pursuant to the Administrative Services Agreement from the first day of the fiscal quarter in which the Closing occurs through the close of business on the Closing Date (the "Administrative Services Estimate"). In the event that the amounts paid by the HAGC pursuant to the Administrative Services Agreement for such quarter exceed the Administrative Services Estimate (determined without regard to any adjustments made for any prior quarter under the Administrative Services Agreement with respect to Reimbursable Costs), ARIAD shall pay promptly such difference to the HAGC. In the event that the Administrative Services Estimate exceeds the amounts paid by the HAGC pursuant to the Administrative Services Agreement for such quarter (determined without regard to any adjustments made for any prior quarter under the Administrative Services Agreement with respect to Reimbursable Costs), the HAGC shall pay promptly such difference to ARIAD.

      7.2 SCIENTIFIC RESEARCH SERVICES AGREEMENT. At the Closing, ARIAD shall cause to be delivered a good faith estimate of the Reimbursable Costs (as such term is defined in the Scientific Research Services Agreement) incurred by ARIAD in providing Scientific Research Services (as such term is defined in the Scientific Research Services Agreement) to the HAGC pursuant to the Scientific Research Services Agreement from the first day of the fiscal quarter in which the Closing occurs through the close of business on the Closing Date (the "Scientific Services Estimate"). In the event that the amounts paid by the HAGC pursuant to the Scientific Research Services Agreement for such quarter exceed the Scientific Services Estimate quarter (determined without regard to any adjustments made for any prior quarter under the Scientific Services Agreement with respect to Reimbursable Costs), ARIAD shall pay promptly such difference to the HAGC. In the event that the Scientific Services Estimate exceeds the amounts paid by the HAGC pursuant to the Scientific Research Services Agreement for such quarter (determined without regard to any adjustments made for any prior quarter under the Scientific

Services Agreement with respect to Reimbursable Costs), the HAGC shall pay promptly such difference to ARIAD.

      7.3 OTHER AMOUNTS. At the Closing, ARIAD shall cause to be delivered a good faith estimate of: (i) the difference between each party's capital contributions to the HAGC for the fourth quarter of 1999 and such party's Expense Sharing Percentage of the HAGC's operating expenses for the period from October 1, 1999 through the Closing Date taking into account all payment obligations of the HAGC incurred, accrued, prepaid, paid or deferred as of the Closing (inclusive of the Administrative Services Estimate, the Scientific Research Services Estimate and the Accruals and Prorations of the HAGC), and
(ii) any excess cash balances of the HAGC from the parties' capital contributions of prior quarters (collectively, the "Closing Estimate"). The Closing Estimate shall be attached hereto as SCHEDULE 7.3. For purposes of this Agreement, Accruals and Prorations shall include: (i) expenses accrued but not paid by the HAGC prior to the Closing and (ii) expenses paid by the HAGC in excess of the pro-rated expense incurred attributable to the HAGC prior to the Closing (the "Accruals and Prorations"). In the event of an excess in any party's funding of the HAGC as set forth in the Closing Estimate, the amount of any such excess shall be paid promptly to such party by the HAGC. In the event of a deficit in any party's funding of the HAGC as set forth in the Closing Estimate, the amount of any such deficit shall be paid promptly to the HAGC by such party.

      7.4   AUDITED FINANCIAL REPORT; POST-CLOSING ADJUSTMENT.

            (a) At the HAGC's expense, ARIAD shall prepare or cause to be prepared and delivered to HMRI within ninety (90) days of the Closing Date an audited financial report of the HAGC for the period from January 1, 1999 to the Closing Date, including a balance sheet, a profit and loss statement and a cash flow or source and application of funds statement, all of which shall be consistent with past practice, prepared on the accrual basis of accounting and audited by the independent certified public accountant previously hired by HMRI and ARIAD pursuant to Section 6.6 of the Operating Agreement. As part of the preparation and delivery of such audited financial report, at the HAGC's expense, ARIAD shall cause to be prepared and delivered a statement (the "Post-Closing Statement") of (i) the actual Reimbursable Costs incurred by ARIAD in providing Administrative Services to the HAGC pursuant to the Administrative Services Agreement from the first day of the fiscal quarter in which the Closing occurs through the close of business on the Closing Date, (ii) the actual Reimbursable Costs incurred by ARIAD in providing Scientific Research Services to the HAGC pursuant to the Scientific Research Services Agreement from the first day of the fiscal quarter in which the Closing occurs through the close of business on the Closing Date, and (iii) the actual operating expenses incurred by the HAGC through the Closing Date taking into account all payment obligations of the HAGC incurred, accrued, paid or deferred as of the Closing, taking into account the amounts calculated pursuant to clauses (i) and (ii) of this paragraph.

            (b) In the event that the amount paid by ARIAD pursuant to the Closing Estimate exceeds ARIAD's Expense Sharing Percentage of HAGC's operating expenses as set forth in the Post-Closing Statement, the amount of such overpayment shall be paid promptly by HMRI to ARIAD. In the event that the amount paid by ARIAD pursuant to the Closing Statement is less than ARIAD's Expense Sharing Percentage of HAGC's operating expenses as set forth in the Post-Closing Statement, the amount of such underpayment shall be paid promptly by ARIAD to HMRI.

      7.5 TAX INFORMATION. At the HAGC's expense, ARIAD shall prepare or cause to be prepared and delivered to HMRI such information as may be needed for HMRI and ARIAD to file their federal income tax returns, any required state income tax returns and any other reporting or filing requirements imposed by any governmental agency or authority, each for the period from January 1, 1999 to the Closing and consistent with past practice.

      7.6 BOOKS AND RECORDS. ARIAD and HMRI shall each maintain true and complete books of account containing an accurate record of the data necessary for the proper determination and computation of all amounts to be paid pursuant to or as contemplated by the JV Master Agreement, otherwise related to the HAGC or under the terms of this Agreement; provided, however, that neither party shall be required hereby to maintain any duplicate books of account or records. Each of ARIAD and HMRI shall retain and maintain such records in accordance with its records retention policy for its other books and records; provided however, such retained records shall not be destroyed without the consent of the other party (such consent not to be unreasonably withheld). HMRI shall have the right, using the firm of independent certified public accountants employed by ARIAD to conduct ARIAD's regular annual audit, or another national firm of independent certified public accountants acceptable to ARIAD (whose approval of such accountants will not be unreasonably withheld), to audit such books for the purpose of verifying such amounts, prior to the second anniversary of the Closing Date. Such examination shall be made upon reasonable advance notice to ARIAD during normal business hours at ARIAD's principal office. In the event that the result of any such audit is less than the amount originally indicated by ARIAD and such difference exceeds five percent (5%) of the indicated amount, ARIAD shall promptly pay to HMRI its share of such difference as determined in accordance with JV Master Agreement. In the event that the result of any such audit is greater than the amount originally indicated by ARIAD and such difference exceeds five percent (5%) of the indicated amount, HMRI shall promptly pay to ARIAD its share of such difference as determined in accordance with the JV Master Agreement. The cost of any such audit shall be borne by, in the event that any such difference is more than five percent (5%) of the invoiced amount, the paying party, and, in the event that any such difference is less than five percent (5%) of the invoiced amount, the requesting party.

                                  ARTICLE VIII
                            COVENANTS OF THE PARTIES

      8.1 HAGC NAME; Service marks, Trademarks, etc. As promptly as practicable after the Closing, HMRI shall amend the organizational documents of the HAGC so as to change the HAGC's name to a name which does not include, or make reference to, "ARIAD" and will file in all jurisdictions in which the HAGC is qualified to do business, any documents necessary to reflect such change in the HAGC's name and neither HMRI nor the HAGC shall use any ARIAD service mark, trademark, trade name, copyright, or similar name.

      8.2 PRE-CLOSING OPERATIONS OF THE HAGC. Until the Closing and upon any termination of this Agreement pursuant to Article XII, HMRI and ARIAD agree to be bound by their obligations under the JV Master Agreement and the other Joint Venture Agreements.

      8.3   EMPLOYEES.

            (a) ARIAD will cooperate with and assist HMRI in hiring, as of January 1, 2000, the Company Scientists and the Scientific Director (collectively, the "Employees"), each of which is listed on SCHEDULE 8.3. As of January 1, 2000, ARIAD agrees that the hiring and employment of any Employees listed on SCHEDULE 8.3 and hired by HMRI as of January 1, 2000 shall not be a breach of any provisions governing non-competition under any written agreements with such Employees.

            (b) From the effective date of this Agreement and for one (1) year from the Closing, ARIAD agrees (i) not to directly or indirectly solicit any of the Employees to continue employment with, become employed by or consult for ARIAD or its Affiliates; provided, however, that this Section 8.3(b) shall not apply with respect to any Employee to whom HMRI has not made an offer of employment as of January 1, 2000 or who has been terminated by HMRI during the one (1) year period following the Closing; provided, further, that ARIAD shall not be deemed to have breached this Section 8.3(b) by meeting its obligations with respect to providing continued employment to any of the three (3) Employees designated on SCHEDULE 8.3 as subject to written employment agreements with ARIAD (the "Management Employees") under such written employment agreements with ARIAD in existence as of the effective date of this Agreement.

            (c) HMRI shall be permitted to communicate with the Employees for the sole purpose of providing information regarding, and making offers of, employment at the HAGC or HMRI to such Employees as of January 1, 2000, such offers to be contingent upon the occurrence of the Closing. HMRI will identify to ARIAD the person or persons who will contact the Employees and will coordinate its contact with such Employees as permitted by this Section 8.3 with a designated person or persons at ARIAD.

            (d)


                                       [*]



            (e) ARIAD shall provide HMRI access to performance and compensation information and other agreed upon relevant information relating to the Employees contained in employee files.

            (f) As soon as practicable after the Closing, HMRI shall cause the Employees to return to ARIAD any laboratory notebooks, or the relevant portions thereof, related to the ARIAD Excluded Technology.

      8.4 CONSENTS; RELEASE OF SECURITY INTERESTS. ARIAD agrees to use reasonable commercial efforts to obtain the consents listed on SCHEDULE 4.1(g) and the release of the security interests as contemplated by SECTIONS 2.1 and 2.1(b)(i).

      8.5 PUBLIC ANNOUNCEMENTS. Each party will give the other party prior notification and an opportunity to provide comments on its announcement regarding the transactions contemplated hereby and it will consider in good faith any proposed revisions thereof.

      8.6   ACCESS.

            (a) PRIOR TO THE CLOSING. Between the date of this Agreement and the Closing, ARIAD shall provide HMRI and its authorized representatives access to documents, facilities and employees reasonably requested by HMRI for purposes relating to the subject matter of the transactions contemplated hereby.

            (b) POST-CLOSING. After the Closing, each party agrees to cooperate with the other party (the "requesting party") and the requesting party's employees, attorneys, accountants, officers, representatives, and agents, during normal business hours and upon reasonable advance notice, to provide reasonable access to records maintained by the other party relating to the HAGC and the ARIAD Assets and to permit copying at the requesting party's expense or, where reasonably necessary, to loan original documents relating to the same for the sole purposes of (i) any financial reporting or tax matters relating to the HAGC or the ARIAD Assets; (ii) any claims or litigation involving the HAGC or the ARIAD Assets; (iii) any investigation being conducted by any federal, state, or local governmental authority relating to the HAGC or the ARIAD Assets; (iv) any matter relating to any indemnification or representation or warranty or any other term of this Agreement or (v) any similar or related matter. ARIAD and HMRI shall each maintain, for the extent required by applicable law, all such records and documents in the United States in accordance with each party's record retention policy for its other such records and documents. The requesting party shall use its reasonable efforts to ensure that its access to and requests for records and documents pursuant to this Section 8.6(b) are conducted so as not to interfere with the normal and ordinary operation of the other party. The parties acknowledge that the records and documents made available to the requesting party pursuant to this Section 8.6(b) constitute "Confidential Information" and disclosure of such information shall be governed by Article IX hereof.

      8.7 INCYTE. HMRI agrees to, effective as of the Closing: (a) terminate the HAGC as an "Installation Site" pursuant to the Second Amended and Restated Collaborative Agreement between Incyte, Hoechst AG and HMRI (the "HMRI Incyte Agreement"),and (b) designate the facility which is the subject of the Sublease as an alternative "Installation Site" under the HMRI Incyte Agreement. In furtherance of such "Installation Site" termination and designation, HMRI shall deliver, as of the Closing, the Incyte Installation Site Designation Letter to Incyte Pharmaceuticals, Inc. At ARIAD's reasonable request, HMRI shall: (i) provide any other instruments and documents as are reasonably necessary for HMRI or its Affiliates to effectuate such "Installation Site" termination and designation; and (ii) assist ARIAD in obtaining an early termination of the Second Amended and Restated Collaboration Agreement between Incyte and ARIAD.

      8.8 NO OTHER ARRANGEMENTS. From the effective date of this Agreement and until termination of this Agreement pursuant to Article XII, neither ARIAD nor its representatives will solicit, nor, except as required under applicable law, accept or entertain any other offer for, or enter into discussions with or provide information to others concerning, any transaction which would involve the sale or other transfer of the ARIAD Membership Interest. ARIAD shall promptly notify HMRI in writing immediately if it receives such an offer.

      8.9 FURTHER ASSURANCES. Each party agrees that at any time and from time to time, upon the written request of the other, it will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the other may reasonably request in order to obtain the full benefits of this Agreement and of the transactions contemplated hereby. Without limiting the generality of the foregoing, ARIAD agrees to assist (including through the enforcement of employee agreements at the expense of the HAGC or its successor) HMRI and the HAGC in the filing and prosecution of patent applications arising from the HAGC Intellectual Property and in any interference, conflict, opposition or litigation which may arise involving the HAGC Intellectual Property or the patent or patents thereon, and to execute any reissue, divisional, continuing or substitute application and assent to HMRI and the HAGC making any applications in other countries corresponding to any patent or patents on the HAGC Intellectual Property as may be reasonably requested by HMRI and the HAGC.

      8.10 HSR ACT. The parties shall cooperate fully and use their best efforts to comply with the HSR Act, including with respect to the Notification Report thereunder filed with the Federal Trade Commission and the Department of Justice on November 29, 1999, in accordance with such rules and regulations, with respect to the transactions contemplated by this Agreement.

      8.11 DISCLOSURE SCHEDULES. Between the date hereof and the Closing, ARIAD shall promptly disclose to HMRI in writing any information set forth in a schedule hereto (or to any agreement contemplated hereunder) that is no longer complete, true or applicable and any information of the nature of that set forth in a schedule hereto (or to any agreement contemplated hereunder) that arises after the date hereof and that would have been required to be included therein if such information had been obtained on the date of delivery thereof. Any such changes in schedules may be taken into account by HMRI in the exercise of rights under Section 12.1(a).

      8.12 DELIVERY OF BOOKS, RECORDS AND ASSETS. Subject to the terms and conditions of this Agreement, ARIAD will take all commercially reasonable steps to deliver or make available to HMRI at the HAGC at the time of the Closing all books and records of the HAGC and the ARIAD Assets in ARIAD's possession, and if at any time after the Closing, ARIAD discovers in its possession or in the possession of its Affiliates or under its control or the control of its Affiliates any other such books or records, it will forthwith deliver same at its expense to HMRI. After such delivery, at the request of HMRI, ARIAD shall promptly take all steps necessary to destroy, delete and/or remove any electronic copies of Confidential Information of the HAGC from computers and other electronic media controlled by ARIAD, to the extent that the destruction, deletion and/or removal of such Confidential Information is feasible.

      8.13 BANK ACCOUNTS. Promptly following the Closing, ARIAD shall take all steps to close any and all bank accounts in the name of the HAGC and remit any balance thereunder to the HAGC and, to the extent it cannot do so promptly following the Closing, ARIAD shall take all steps to change the authorized signatories under any and all such bank accounts to the persons designated by HMRI.

      8.14  [*]. For the period from the Closing Date through
                                       [*]

 .  During such period,

                                       [*]


No later than


                                       [*]



MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, IN RESPECT OF THE
                                     [*] .


                                   ARTICLE IX
                                 CONFIDENTIALITY

      9.1 ARIAD and HMRI each recognize that the Confidential Information of the parties constitutes highly valuable and proprietary confidential information. ARIAD and HMRI each agree that from the date hereof and for five
(5) years from the Closing, it will keep confidential, and will cause its employees, consultants, Affiliates (including, in the case of HMRI, the HAGC), and licensees and sublicensees to keep confidential, all Confidential Information of the other party including, in the case of ARIAD, the HAGC, that has been disclosed to it, or to any of its employees, consultants, Affiliates and licensees and sublicensees. Neither ARIAD nor HMRI nor any of their respective employees, Affiliates and licensees and sublicensees shall use Confidential Information of the other party or, in the case of ARIAD, of the HAGC, for any purpose whatsoever except as expressly permitted in this Agreement.

      9.2 ARIAD and HMRI each agree that any disclosure of the Confidential Information of the other party, including, in the case of ARIAD, the Confidential Information of the HAGC, to any of its officers, employees, consultants or agents or those of any of its Affiliates and licensees and sublicensees shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement and the other agreements contemplated hereby, shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to persons who are bound by written confidentiality obligations and to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. ARIAD and HMRI each agree not to disclose the Confidential Information of the other party, including, in the case of ARIAD, the Confidential Information of the HAGC, to any third parties under any circumstances without the prior written approval from the other party, except as required by law, and except as otherwise expressly permitted by this Agreement. Each party shall take such action, and shall cause its Affiliates and licensees and sublicensees to take such action, to preserve the confidentiality of each other's Confidential Information, including, in the case of ARIAD, the Confidential Information of the HAGC, as it would customarily take to preserve the confidentiality of its own Confidential Information, and in no event, less than reasonable care. Each party, upon the other's request, will return all the Confidential Information disclosed to it by the other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request following the termination of this Agreement; provided, however, that a party may retain one copy of Confidential Information in inactive archives solely for the purpose of establishing the contents thereof.

      9.3 ARIAD and HMRI each represent that all of its employees and the employees of its Affiliates, and any consultants to such party or its Affiliates, who shall have access to Confidential Information of the other party, including, in the case of ARIAD, the Confidential Information of the HAGC, are bound by written obligations to maintain such information in confidence and not to use such information except as expressly permitted herein. Each party agrees to enforce confidentiality obligations to which its employees and consultants (and those of its Affiliates) are obligated.


                                    ARTICLE X
                                 INDEMNIFICATION

      10.1 INDEMNIFICATION BY HMRI. HMRI shall indemnify, defend and hold harmless ARIAD, its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (the "ARIAD Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the ARIAD Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments of third parties, including, without limitation, personal injury and product liability matters (except in cases where such claims, suits, actions, demands or judgments result from a material breach of this Agreement, gross negligence or willful misconduct on the part of ARIAD) arising out of the development, testing, production, manufacture, promotion, import, sale or use by any person of any products which utilize ARIAD Background Technology and which are manufactured or sold by HMRI or by an Affiliate, licensee, sublicensee, distributor or agent of HMRI.

      10.2 INDEMNIFICATION BY ARIAD. ARIAD shall indemnify, defend and hold harmless HMRI, its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (the "HMRI Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the HMRI Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments of third parties, including, without limitation, personal injury and product liability matters (except in cases where such claims, suits, actions, demands or judgments result from a material breach of this Agreement, gross negligence or willful misconduct on the part of HMRI) arising out of the use of any Licensed HAGC SOPs by ARIAD or by an Affiliate, sublicensee, distributor or agent of ARIAD.



                                   ARTICLE XI
                              CONDITIONS PRECEDENT

      11.1 CONDITIONS PRECEDENT TO HMRI'S OBLIGATIONS. All obligations of HMRI to consummate the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

            (a) The representations and warranties of ARIAD contained in this Agreement or in any certificate or document in connection herewith shall be true and correct in all material respects on and as of the Closing. ARIAD shall have performed, complied with and satisfied all agreements and conditions in all material respects required by this Agreement to be performed, complied with and satisfied prior to or at the Closing. ARIAD shall have delivered a certificate to the foregoing effect to HMRI at the Closing.

            (b) Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and no statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the transactions contemplated hereby from being consummated.

            (c) All consents and approvals required to be obtained by ARIAD to consummate the transactions contemplated hereby shall have been obtained by ARIAD.

            (d) The closing under the Src Restructuring Agreement shall occur simultaneously with the Closing.

            (e) There shall not be in effect on the date of the Closing any judgment, order, injunction, decree, ruling or charge restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

            (f) The Transamerica Assumption Agreement shall have been executed and delivered by all parties thereto.

      11.2. CONDITIONS PRECEDENT TO ARIAD'S OBLIGATIONS. All obligations of ARIAD to consummate the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

            (a) The representations and warranties of HMRI contained in this Agreement or in any certificate or document in connection herewith shall be true and correct in all material respects on and as of the Closing. HMRI shall have performed, complied with and satisfied all agreements and conditions in all material respects required by this Agreement to be performed, complied with and satisfied prior to or at the Closing. HMRI shall have delivered a certificate to the foregoing effect to HMRI at the Closing.

            (b) Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and no statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the transactions contemplated hereby from being consummated.

            (d) The closing under the Src Restructuring Agreement shall occur simultaneously with the Closing.

            (e) There shall not be in effect on the date of the Closing any judgment, order, injunction, decree, ruling or charge restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

            (f) The Transamerica Assumption Agreement shall have been executed and delivered by all parties thereto.

                                   ARTICLE XII
                                   TERMINATION

      12.1 TERMINATION. This Agreement may be terminated before the Closing occurs only as follows:

            (a)   by the written mutual agreement of HMRI and ARIAD; or

            (b) by ARIAD or HMRI by notice to the other if the Closing has not occurred by the close of business December 31, 1999, unless such date is extended pursuant to Section 12.2.

      12.2 EXTENSION. The date referenced in Section 12.1(b) may be extended by the written mutual agreement of HMRI and ARIAD, provided that, if such date is extended, the parties shall agree to mutually acceptable terms for the interim operation and funding of the HAGC.


                                  ARTICLE XIII
                                  GENERAL TERMS

      13.1 ASSUMPTION OF LIABILITIES. At the Closing hereunder, HMRI shall assume only the liabilities and obligations of ARIAD arising or to be performed after the Closing under the Assigned HAGC Agreements and the Metagenome Agreement and no others. Nothing contained herein shall cause HMRI to assume (a) any liabilities or obligations arising out of the

Assigned HAGC Agreements prior to the Closing, whether known or unknown on the date of Closing; (b) any liabilities or obligations arising out of any provision of any agreement, contract, commitment or lease of ARIAD other than any liability or obligation under the Assigned HAGC Agreements and the Metagenome Agreement arising after the Closing; (c) any employment-related liability or obligation arising prior to or as a result of the Closing to any employees, agents or independent contractors of ARIAD, whether or not employed by HMRI after the Closing, or under any benefit arrangement with respect thereto; or (d) any liability or obligation of ARIAD arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of counsel, accountants, investment bankers and other experts.

      13.2 NOTICES. All notices, requests and other communications to ARIAD or HMRI hereunder shall be in writing (including telecopy or similar electronic transmissions) and shall be personally delivered by a courier service providing evidence of receipt or sent by telecopy or other electronic facsimile transmission or by registered mail or certified mail, return receipt requested, postage prepaid, in each case to the respective address set forth below (or such other address as may be specified in writing to the other party hereto):

               If to HMRI:       Aventis Pharmaceuticals Inc.
                                 Route 202-206
                                 P.O. Box 6800
                                 Bridgewater, NJ 08807-0800
                                 Attention: Vice President and General Counsel,
                                   Global Drug Development Center
                                 Telecopy:  (908) 231-4480

               with a copy to:   Morgan, Lewis & Bockius LLP
                                 502 Carnegie Center
                                 Princeton, NJ 08540
                                 Attention: Randall B. Sunberg, Esq.
                                 Telecopy:  (609) 919-6639

               If to ARIAD to:   ARIAD Pharmaceuticals, Inc.
                                 26 Landsdowne Street
                                 Cambridge, MA 02139
                                 Attention:  Chief Executive Officer
                                 Telecopy:  (617) 494-1828

               with a copy to:   Mintz, Levin, Cohn, Ferris, Glovsky
                                   and Popeo, P.C.
                                 One Financial Center
                                 Boston, MA 02111
                                 Attention:  Jeffrey Wiesen, Esq.
                                 Telecopy:  (617) 542-2241

      13.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the application of principles of conflicts of law.

      13.4 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

      13.5 HEADINGS. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

      13.6 COUNTERPARTS. This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original.

      13.7 AMENDMENT; WAIVER. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

      13.8 NO THIRD PARTY BENEFICIARIES. No third party, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement.

      13.9 ASSIGNMENT AND SUCCESSORS. This Agreement shall not be assignable by either party to any third party without the written consent of the other party, except that each party can assign this Agreement to an Affiliate, in connection with the sale of all or substantially all of such party's assets which relate to the subject matter of this Agreement or, with respect to ARIAD, in a transaction constituting a Change of Control or an Acquisition or, with respect to HMRI, in a transaction substantially equivalent thereto relating to HMRI. The terms and conditions shall be binding on and inure to the benefit of the permitted successors and assigns of the parties. No such permitted assignment shall relieve the assignor of any of its obligations or liabilities under this Agreement.

      13.10 INTERPRETATION. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

      13.11 INTEGRATION; SEVERABILITY. This Agreement, together with the Bill of Sale and Undertaking, the Assignment and Assumption Agreement, the Transition Services Agreement, the Membership Interest Assignment, the Metagenome Agreement, the Estoppel Letter, the

Sublease, the Incyte Installation Site Designation Letter, the Transamerica Assumption Agreement and the Src Restructuring Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and all prior or contemporaneous agreements and understandings, whether written or oral, between the parties with respect to such matter, including, without limitation, the Letter of Intent, are hereby superseded in their entirety. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction then, to the fullest extent permitted by law (i) all other provisions hereof shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, each party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

      13.12 SURVIVAL. The representations and warranties of each party made herein shall survive the Closing.

      13.13 EXPENSES. Each party agrees to pay its own legal, accounting and other expenses in connection with the transactions contemplated hereby including the fees and expenses of any investment banker or broker engaged by such party.

      13.14 EXHIBITS AND SCHEDULES. All appendices, exhibits and schedules referred to in this Agreement are attached hereto and are incorporated herein by reference as if fully set forth herein.



               [Remainder of this page intentionally left blank.]

      IN WITNESS WHEREOF, the parties hereto have caused this Restructuring Agreement to be executed by their duly authorized representatives as of the date first written above.



AVENTIS PHARMACEUTICALS INC.             HOECHST-ARIAD GENOMICS CENTER, LLC

                                         By: Aventis Pharmaceuticals Inc.,
                                             as member

By: /s/ Frank L. Douglas, M.D.
    Name: Frank L. Douglas
    Title: Vice-President                By: /s/ Frank L. Douglas, M.D.
                                             Name: Frank L. Douglas
                                             Title: Vice President
ARIAD PHARMACEUTICALS, INC.

                                         By: ARIAD Pharmaceuticals, Inc.,
                                             as member

By: /s/ Harvey Berger
    Name: Harvey J. Berger
    Title: Chairman and Chief Executive
           Officer                       By: /s/ Harvey Berger
                                             Name: Harvey J. Berger
                                             Title: Chairman and Chief
                                                     Executive Officer

                         LIST OF EXHIBITS AND SCHEDULES

APPENDICES
----------

I     Definitions


EXHIBITS
--------

A     Membership Interest Assignment
B     Bill of Sale and Undertaking
C-1   Transamerica Assumption Agreement
C-2   Assignment and Assumption Agreement
D     Transition Services Agreement
E     Metagenome Agreement
F-1   Estoppel Letter
F-2   Sublease
G     Incyte Installation Site Designation Letter
H     Transamerica Lease


SCHEDULES
---------

2.1(b)(i)    ARIAD Owned HAGC Equipment
2.1(b)(ii)   ARIAD Leased HAGC Equipment
2.1(b)(iii)  Assigned HAGC Agreements
2.1(c)(i)    ARIAD/HAGC Agreements
[*]
4.1(e)       ARIAD Membership Interest
4.1(f)       HAGC Agreements
4.1(g)       Consents
4.1(k)       Operation of the HAGC

[*]

7.3          Closing Estimate
8.3          Employees



     ARIAD hereby agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

                                   APPENDIX I

                                   DEFINITIONS


Unless otherwise provided, all capitalized terms used herein shall have the meanings set forth below:

      "Acquisition" shall mean a consolidation or merger of ARIAD with another entity, or the conveyance, sale or lease to another entity of all or substantially all of the stock, assets or business of ARIAD and its subsidiaries taken as a whole, unless the stockholders of ARIAD immediately prior to the transaction own a majority of the voting equity securities of the merged, consolidated or acquiring entity after the transaction.

      "Administrative Services Agreement" shall mean the Administrative Services Agreement by and among ARIAD, the HAGC and HMRI dated as of March 4, 1997.

      "Affiliates" shall mean any corporation, firm, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with a party to this Agreement. "Control" shall mean ownership, directly or through one or more Affiliates, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any limited liability company or other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

      "Analog Protein Drugs" shall mean a Protein or polypeptide, the discovery of which was based on the identification of a Validated Protein or the Candidate Gene of such Validated Protein, and which has been modified through a change in its primary structure or sequence resulting in a functionally significant change.

      "Antibody Drugs" shall mean an antibody (monoclonal or polyclonal) or fragments or constructs thereof.

      "Antisense Drug" shall mean any nucleic acid or a functional analog, derivative or homologue thereof which is complementary to a segment of DNA of a Gene or such Gene's cognate RNA, the discovery of which was based on the identification of a Validated Target or the Candidate Gene of such Validated Target, and which, upon delivery by any means, alters the transcription, processing, elaboration, RNA expression or protein production of or by such Gene.

      "ARIAD Background Technology" shall mean Technology owned or licensed by ARIAD or its Affiliates that existed as of March 4, 1997 or was acquired by ARIAD or its Affiliates between March 4, 1997 and the Closing Date, that is useful in Functional Genomics and that was applicable to the objectives of the Research Program.

      "ARIAD Corporation" shall mean ARIAD Corporation, a Delaware corporation and a wholly-owned subsidiary of ARIAD.

      "ARIAD License Agreement" shall mean shall mean the ARIAD License Agreement by and between ARIAD and HAGC dated as of March 4, 1997.

      "Bioinformatics" shall mean genomics software and databases (including, without limitation, databases containing information pertaining to the sequence, function and relationship of genomic information) and methods and tools for creation, maintenance and analysis thereof (including, without limitation, source and object code, maintenance files and documentation for software, and computer systems).

      "Candidate Gene" shall mean a Gene whose [*] cDNA sequence is known and whose function has been determined, in whole or in part, in accordance with criteria determined by the Management Committee.

      "Change of Control" shall be deemed to have occurred upon consummation of any transaction or similar event as a result of which any other entity acquires or controls and is able to vote without restriction (directly or through nominees of beneficial ownership or by proxy) more than fifty percent (50%) of the capital stock or ARIAD outstanding at the time having the power ordinarily to vote for directors of ARIAD.

      "Company Scientists" shall mean the scientists engaged by ARIAD to conduct research pursuant to the Scientific Research Services Agreement.

      "Confidential Information" shall mean all tangible embodiments of Technology and all information (including but not limited to information about any element of Technology) which is disclosed by one party to the other party hereunder or under the Joint Venture Agreements, except to the extent that such information (i) as of the date of disclosure is demonstrably known to the party receiving such disclosure or its Affiliates, as shown by written documentation, other than by virtue of a prior confidential disclosure to such party or its Affiliates; (ii) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the party receiving such disclosure; or (iii) as of the date of disclosure or thereafter is obtained from a third party free from any obligation of confidentiality to the disclosing party. For purposes of this Agreement and the Metagenome Agreement, all Metagenome Technology (as such term is defined in the Metagenome Agreement) is Confidential Information of HMRI, unless such Metagenome Technology otherwise falls within the exceptions to Confidential Information contained in clauses
(i), (ii) or (iii) of the preceding sentence.

      "Cross License Agreement" shall mean the Cross License Agreement by and between ARIAD and HMRI dated as of March 4, 1997.

      "Derivative Protein Drug" shall mean a Protein, the discovery of which was based on the identification of a Validated Protein or the Candidate Gene of such Validated Protein, including, without limitation, species variant forms thereof, amino acid variant forms thereof having [*] amino acid sequence identity and truncated forms or fragments thereof.

      "Diagnostic Products" shall mean any product in the form of a device, compound, kit or service, the discovery of which was based upon, or which utilizes, any Candidate Gene, Validated Target or Validated Protein, which is intended to predict, detect or identify a disease, determine the presence of pathologic condition or monitor the course of disease or therapy in humans.

      "Drug" shall mean any product which is intended to treat and/or prevent a disease or disorder in humans.

      "Expense Sharing Percentage" shall mean, with respect to ARIAD, fifty percent (50%), and with respect to HMRI, fifty percent (50%).

      "Field" shall mean Functional Genomics.

      "Functional Genomics" shall mean the identification of Genes, and the function of such Genes or the products thereof, and the interacting elements of pathways involving those Genes.

      "Gene" shall mean cDNA or a human gene or a family of such human genes or any portion of such cDNA, gene or genes.

      "Gene Therapy Drug" shall mean a nucleic acid or a functional analog, derivative or homologue thereof, the discovery of which was based on the identification of a Validated Protein or the Candidate Gene of such Validated Protein, which, upon delivery by any means, causes a gene product encoded thereby to be expressed, but does not include an Antisense Drug or a Vaccine.

      "HMRI License Agreement" shall mean the HMRI License Agreement by and between HAGC and HMRI dated as of March 4, 1997.

      "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

      "Joint Venture Agreements" shall mean the JV Master Agreement, the Administrative Services Agreement, the ARIAD License Agreement, the Certificate of Formation of HAGC, the Cross License Agreement, the HMRI License Agreement, the Operating Agreement, the Scientific Research Services Agreement, the Stock Purchase, Standstill and Registration Rights Agreement and the Product Rights Agreement.

      "Joint Venture Patent Rights" shall mean Patent Rights arising out of the Research Program.

      "Joint Venture Technology" shall mean technology arising out of the Research Program.

      "Management Committee" shall mean the committee of ARIAD and HMRI representatives which administered, managed and coordinated the HAGC.

      "Operating Agreement" shall mean the Operating Agreement of HAGC by and between ARIAD and HMRI dated as of March 4, 1997.

      "Other Products" shall mean any product (e.g., a cosmetic or veterinary product) which does not comprise a Small-molecule Drug, Peptidomimetic Drug, Antisense Drug, Protein Drug, Derivative Protein Drug, Analog Protein Drug, Protein Mimetic Drug, Gene Therapy Drug, Vaccine, Antibody Drug or Diagnostic Product.

      "Patent Rights" shall mean the rights and interests in and to issued patents and pending patent applications (which for purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention and priority rights) in any country, including all substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patents granted thereon, and all reissues, reexaminations and extensions thereof, whether owned or licensed by a party with the right to sublicense.

      "Peptidomimetic Drug" shall mean a synthetic organic molecule which is a mimetic of, or is designed or developed, using computational, medicinal or combinatorial chemistry techniques, to interact with a Validated Target and which incorporates key structural features of a peptide.

      "Product Rights Agreement" shall mean the Products Rights Agreement by and among ARIAD, HAGC and HMRI dated as of March 4, 1997.

      "Products" shall mean any product that comprises a Small-molecule Drug, Peptidomimetic Drug, Antisense Drug, Protein Drug, Derivative Protein Drug, Analog Protein Drug, Protein Mimetic Drug or Gene Therapy Drug; provided, however, that Product shall not include any Diagnostic Product, Vaccine, Antibody Drug or Other Product.

      "Protein Drug" means a Validated Protein used as a Drug.

      "Protein Mimetic Drug" shall mean a synthetic organic molecule which is a mimetic of, or is designed or developed using computational, medicinal or combinatorial chemistry techniques to incorporate the key properties of a Validated Protein.

      "Proteins" shall mean any of a class of high molecular weight polymer compounds composed of a variety of amino acids joined by peptide linkages, including aggregates and hybrids thereof, as well as naturally post-translationally modified variants thereof (e.g., glycosylated proteins) and chemically modified versions thereof (e.g., pegylated or liposomally encapsulated proteins).

      "Research Program" shall mean the research program conducted by HAGC pursuant to the Joint Venture Agreements and reflected in the Master and Annual Research Plans.

      "Scientific Director" shall mean Mark Zoller, Ph.D.

      "Scientific Research Services Agreement" shall mean the Scientific Research Services Agreement by and among ARIAD, HAGC and HMRI dated as of March 4, 1997.

      "Series B Preferred Stock" shall mean ARIAD's Series B Convertible Preferred Stock, par value $0.01 per share.

      "Small-molecule Drug" shall mean a small-molecule therapeutic product, identified in an assay using a Validated Target, other than a Peptidomimetic Drug, Antisense Drug, Protein Drug, Derivative Protein Drug, Analog Protein Drug, Protein Mimetic Drug, Gene Therapy Drug, Vaccine or Antibody Drug.

      "Stock Purchase, Standstill and Registration Rights Agreement" shall mean the Stock Purchase, Standstill and Registration Rights Agreement by and between ARIAD and HMRI dated as of March 4, 1997.

      "Supplemental Capital Loans" shall mean funds loaned to ARIAD by HMRI pursuant to the Operating Agreement for the purpose of ARIAD funding its Supplemental Capital Contributions (as such term is defined in the Operating Agreement).

      "Technology" shall mean and includes all inventions, discoveries, improvements and proprietary materials, whether or not patentable or copyrightable, including but not limited to samples of, and structural and functional information pertaining to, chemical compounds, DNA vectors, cells, antibodies, other proteins or other biological substances, including DNA sequence information and information pertaining to three-dimensional structure of proteins and other substances; Bioinformatics and other software (in both source and object form) and documentation with respect thereto; other data; formulations; techniques; and know-how; including any negative results. "Technology" of a party includes Technology owned by a party or licensed to that party with a right to grant sublicenses.

      "Vaccines" shall mean any product which achieves a prophylactic or therapeutic effect by inducing antigen-specific humoral and/or cellular immune system response.

      "Validated Protein" shall mean a Protein encoded by a Candidate Gene and which has been determined by the Management Committee to be potentially suitable for development into a Drug or potentially useful in the discovery of a Drug.

      "Validated Target" shall mean a biological molecule (e.g., receptor, enzyme, ion channel or protein domain) or Gene, the function of which has been identified and which has been determined by the Management Committee to be potentially useful in the discovery of a Drug.

As used in this Agreement, the following terms shall have the respective meanings specified in the Sections indicated below.

                                               Section
                                               -------

            Actions                            10.2(a)
            Accruals and Prorations            7.3
            Advance                            2.2(a)
            Administrative Services Estimate   7.1
            Agreement                          Preamble
            Agreement for New Employees        2.1(c)(i)
            ARIAD                              Preamble
            ARIAD Assets                       2.1

                                  [*]

            ARIAD/HAGC Agreements              2.1(c)(i)
            ARIAD Indemnitee                   10.1
            ARIAD Leased HAGC Equipment        2.1(b)(ii)
            ARIAD Membership Interest          2.1(a)
            ARIAD Owned HAGC Equipment         2.1(b)(i)

                                  [*]

            ARIAD Shares                       2.2(b)
            Assigned HAGC Agreements           2.1(b)(iii)
            Assignment and Assumption
              Agreement                        2.1(b)(ii)
            Bill of Sale and Undertaking       2.1(b)(i)
            Cash Consideration                 2.2(a)
            Closing                            3.1
            Closing  Date                      3.1
            Closing Estimate                   7.3
            Closing Payment                    2.2(a)
            Current Transamerica Lease         2.1(b)(ii)
            Employees                          8.3(a)
            Estoppel Letter                    3.2(j)
            HAGC                               Preamble
            HAGC Agreements                    4.1(f)
            HAGC Owned Equipment               4.1(i)
            HAGC Intellectual Property         2.1(c)(i)
            HMR S.A.                           Preamble
            HMRI                               Preamble
            HMRI Indemnitee                    10.2
            HMRI Incyte Agreement              8.7
            HMRI Office Sublease               3.2(j)

            Incyte                             3.2(k)
            Incyte Installation Site
              Designation Letter               3.2(k)
            [*]
            JV Master Agreement                Preamble
            Letter of Intent                   2.2(a)
            Loan                               2.2(e)
            Management Employees               8.3(b)
            Membership Interest Assignment     2.1(a)
            Metagenome Agreement               3.2(i)
            Permissible Successor              6.2
            Post-Closing Statement             7.4(a)
            requesting party                   8.6(b)
            RU Agreement                       Preamble
            Scientific Services Estimate       7.2
            Security Interest                  2.2(d)
            Src Restructuring Agreement        Preamble
            Sublease                           3.2(j)
            Transamerica                       2.1(b)(ii)
            Transamerica Assumption
              Agreement                        2.1(b)(ii)
            Transamerica Lease                 3.2(o)
            Transition Services Agreement      3.1(g)